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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in Item 8 of this Transition Report (Form 10-K) of Hypercom Corporation of our report dated March 24, 2000 with respect to the consolidated financial statements of the Company for the six months ended December 31, 1999.

Our audit also included the financial statement schedule for the six months ended December 31, 1999 of Hypercom Corporation listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement taken as a whole, presents fairly in all material respects the information set forth herein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-40457, 333-40459, 333-40461 and 333-40333) pertaining to the various Hypercom stock issuance programs of our report dated March 24, 2000, with respect to the consolidated financial statements for the six months ended December 31, 1999 included in Item 8 herein, and our report included in the preceding paragraph with respect to the financial statement schedule for the six months ended December 31, 1999 included in this Transition Report (Form 10-K) of Hypercom Corporation.

                                                               Ernst & Young LLP

Phoenix, Arizona
March 24, 2000


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